REGAL REXNORD
SUPPLEMENTAL RETIREMENT PLAN
As Amended and Restated Effective January 1, 2024

Section 1 - Purpose of Plan
Regal Rexnord has established this Supplemental Retirement Plan to provide supplemental retirement benefits to a select group of management and highly compensated employees, and to non-employee directors, of the Company. It is intended that this Plan, together with any Trust Agreement, shall be unfunded for purposes of the Code and shall constitute an unfunded pension plan maintained for a select group of management and highly compensated employees for purposes of Title I of ERISA, and shall comply with Code Section 409A and all formal regulations, rulings, and guidance issued thereunder.
Section 2 - Definitions
As used in this Plan, each of the following terms shall have the respective meaning set forth below unless a different meaning is plainly required by the content.
2.1“Account” means the bookkeeping account maintained on behalf of a Participant under the Plan, which shall include a sub-account with respect to each Plan Year’s contributions (as adjusted for earnings or losses thereon, plus distributions therefrom), as well as any additional sub-accounts as the Company determines are necessary or desirable to effectuate the administration of the Plan.
2.2“Affiliate” means each entity that is required to be aggregated with the Company pursuant to Code Section 414(b) or (c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.
2.3“Allocation Date” means:
(a)With respect to Participant deferrals (and, if applicable, related Company matching contributions), the date the deferred amount would have otherwise been paid to the Participant but for the Participant’s deferral election;
(b)With respect to the fixed Company contributions described in Section 5.1, (i) for a Participant who is employed on the last day of the Plan Year, such date, and (ii) for a Participant that ceased to be an Active Participant during the Plan Year, the date such person ceased to be an Active Participant; and
(c)With respect to the discretionary Company contributions described in Section 5.2, the last day of the Plan Year, unless another date has been approved by the Committee.
2.4“Annual Enrollment Period” means the period designated by the Company during which deferral elections can be made. Notwithstanding the foregoing, in all cases, the Annual Enrollment Period will end no later than December 31 of the year immediately preceding the Plan Year for which such enrollment is effective.
2.5“Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under this Plan after the Participant’s death.

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2.6“Board” means the Board of Directors of Regal Rexnord Corporation.
2.7“Code” means the Internal Revenue Code of 1986, as interpreted by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.
2.8“Committee” means the Compensation Committee of the Board.
2.9“Company” means Regal Rexnord Corporation, a Wisconsin corporation, its successors and assigns, and any Affiliate which grants participation hereunder to an employee with the Company’s consent. References to the Company in the Plan refer to the Company or, if appropriate, the participating Affiliate of the Company which employees the Participant.
2.10“Eligible Compensation” means, with respect to a Plan Year, the Participant’s gross base annual salary as in effect on the last day of the Plan Year (or for a Participant who ceases to be an Active Participant before the last day of the Plan Year, as of the date immediately before active participation ceases), plus, solely for purposes of determining the fixed Company contributions described in Section 5.1, the amount of any Company target bonus opportunity established for the Plan Year (whether or not earned or paid for such Plan Year), all as determined without regard to any reductions thereto for taxes, contributions to a retirement plan, payment of premiums under a benefit plan, or similar deductions.
For purposes hereof, a Participant’s Company target bonus opportunity means the sum of:
(a) the Participant’s target annual cash bonus for the Plan Year; provided that, if the Participant has ceased to be an Active Participant before the target annual cash bonus opportunity has been determined for the Plan Year, then the prior Plan Year’s target annual cash bonus shall be used; and
(b) if approved by the Committee for a particular Plan Year, the grant date value (as determined for accounting purposes) of the Participant’s long-term incentive awards granted in the Plan Year.
With respect to the Plan Year in which a Participant commences or ceases participation in the Plan as an Active Participant, his or her Eligible Compensation shall be prorated to reflect the period of time during which the individual was an Active Participant during the Plan Year, unless the Committee determines otherwise prior to the date that participation commences or ceases.
No other compensation shall be considered Eligible Compensation, including but not limited to: (i) reimbursements or other expense allowances, whether or not includable in gross income, and including but not limited to car allowances, (ii) cash and non-cash fringe benefits, including but not limited to contest prizes, (iii) moving expenses, (iv) welfare benefits, including but not limited to imputed income on life insurance coverage, unused and/or accrued vacation pay and severance pay, and (v) any distribution of stock, excluding proceeds from any stock options, stock appreciation rights, or any other amounts realized under stock or equity-based management incentive plan.
2.11“Eligible Employee” means:
(a)For purposes of eligibility to make deferral contributions (and receive the related matching contributions) under Section 4, each employee of the Company or an Affiliate who, on the determination date selected by the Company (which shall typically be in October of

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each year) has an annual rate of base salary that equals or exceeds the compensation limit in effect under Code Section 401(a)(17) at such time; and
(b)For purposes of eligibility to receive Company contributions under Section 5, any officer or other employee of the Company or an Affiliate who is designated as eligible to participate in the Plan by the Committee (with respect to officers) or by the Company (with respect to all other employees);
provided participation is limited to a select group of management or highly compensated employees.
2.12"Non-Employee Directors” means each member of the Board who is not an Employee of the Company or an Affiliate.
2.13“Participant” means:
(a) For purposes of Section 4, (i) an Eligible Employee who meets the requirements of Section 2.11(a) and who has made a deferral election under Section 4, and (ii) each Non-Employee Director who has made a deferral election under Section 4; or
(b)For purposes of Section 5.1 and/or Section 5.2, an Eligible Employee who has been designated under Section 2.11(b) as eligible to receive a Company contribution for any Plan Year (or portion thereof) under Section 5.1 and/or 5.2,
(each such person, an “Active Participant”). The term “Participant” also includes any person who previously participated in the Plan and remains entitled to benefits hereunder to the extent the context so requires. When an individual’s entire vested Account balance has been distributed, he or she shall cease to be a Participant.
2.14“Plan” means the Regal Rexnord Supplemental Retirement Plan, as set forth herein and as may be amended from time to time. Prior to January 1, 2024, the Plan was named the “Regal Beloit Corporation Supplemental Defined Contribution Retirement Plan.”
2.15“Plan Year” means the calendar year.
2.16“Separation from Service” means, for a Participant who is an employee, the Participant’s termination of employment from the Company and all Affiliates within the meaning of Code Section 409A, including the following rules:
(a)If a Participant takes a leave of absence from the Company or an Affiliate for purposes of military leave, sick leave or other bona fide leave of absence, the Participant’s employment will be deemed to continue for the first six (6) months of the leave of absence, or if longer, for so long as the Participant’s right to reemployment is provided either by statute or by contract; provided that if the leave of absence is due to the Participant’s medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of six months or more, and such impairment causes the Participant to be unable to perform the duties of his position with the Company or an Affiliate or a substantially similar position of employment, then the leave period may be extended for up to a total of 29 months.
(b)A Participant shall be presumed to incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates permanently decreases to a level of twenty percent (20%) or less of the level of services rendered by such individual, on average, during the immediately preceding 36 months.

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(c)A Participant shall be presumed to not incur a Separation from Service when the level of bona fide services provided by the Participant to the Company and its Affiliates continues at a rate that is at least fifty percent (50%) of the level of services rendered by such individual, on average, during the immediately preceding 36 months.
For a Participant who is a Non-Employee Director, “Separation from Service” means the termination of the Non-Employee Director’s service as a member of the Board, whether by retirement or otherwise, provided the termination of service is a good-faith and complete termination of the relationship with the Company in accordance with Treasury Regulation section 1.409A-1(h), which is incorporated herein by this reference.
2.17“Termination for Cause” means a termination of service of the Participant resulting from the Participant’s fraud, misappropriation, embezzlement, or theft of Company property, conviction of a felony, or violation of restrictive covenants contained in any employment agreement between him and the Company, or a willful and repeated violation of published standards of conduct of the Company, the determination of which shall be made solely by the Company.
2.18“Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from any of the following, as determined by the Committee based on all of the relevant facts and circumstances:
(a)a sudden and unexpected illness or accident of the Participant or a dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof) of the Participant;
(b)loss of the Participant’s property due to casualty; or
(c)other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant within the meaning of Code Section 409A.
2.19“Valuation Date” means the last day of each Plan Year and such other date or dates as the Committee may deem necessary or desirable.
2.20“Year(s) of Participation Service” shall mean, with respect to a Participant, Years of Service during which the Participant is an Active Participant in the Plan. Nonconsecutive periods of service shall be aggregated, with 12 months of service or 365 days of service equaling a whole Year of Participation Service. In its sole discretion, the Committee may award additional whole or partial Years of Participation Service to a Participant at any time prior to his or her Separation from Service.
2.21“Year(s) of Vesting Service” means years of service credited to a Participant based on the period beginning on the Participant’s employment commencement date with the Company and its Affiliates and ending on the date the Participant incurs a termination of employment with the Company and its Affiliates. Nonconsecutive periods of service shall be aggregated, with 12 months of service or 365 days of service equaling a whole Year of Vesting Service. In its sole discretion, the Committee may award additional whole or partial Years of Vesting Service to a Participant at any time prior to his or her Separation from Service.

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Section 3 - Participation
3.1Commencement of Participation
(a)For purposes of Section 4, an Eligible Employee and a Non-Employee Director shall become an Active Participant upon making a deferral election for a Plan Year.
(b)For purposes of Section 5, an Eligible Employee shall become an Active Participant as of the date determined by the Committee (for officers) or the Company (for all other Eligible Employees). The Committee or Company, as applicable, may provide for a retroactive or prospective participation date.
3.2Termination of Participation
A Participant shall cease to be an Active Participant effective on the date that (a) he or she ceases to be an employee of the Company and its Affiliates or ceases to be a Non-Employee Director, as applicable, or (b) the Company or Committee, as applicable, determines that such individual shall cease to participate.
Section 4 - Participant Deferrals and Company Matching Contributions
4.1Participants Deferrals Elections. During the Annual Enrollment Period:
(a) an Eligible Employee may elect to defer up to seventy-five percent (75%) of his or her base salary that will be paid in the following calendar year in excess of the Code Section 401(a)(17) compensation limit as in effect for such following calendar year; and
(b)a Non-Employee Director may elect to defer up to one hundred percent (100%) of his or her cash fees (including but not limited to fees paid as a retainer, due to the Non-Employee Director serving as a chairperson of a committee, paid to the individual for serving as a lead director or paid for attendance at meetings) that will be paid in the following calendar year in connection with such individual’s service on the Board.
Deferral elections shall be made according to the procedures established by the Company, which may include making an election by electronic means. An Eligible Employee’s or Non-Employee Director’s election to defer compensation shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year, unless the election form specifies otherwise. As of the end of the applicable Annual Enrollment Period, the Eligible Employee’s or Non-Employee Director’s deferral election shall be irrevocable except as provided in Section 4.2. An Eligible Employee or No-Employee Director may make a deferral election at such other times not described above as may be permitted by the Company consistent with the requirements of Code Section 409A. All deferrals shall be credited to the Participant’s Account on, or as soon as practicable after, the Allocation Date.
4.2Cancellation of Deferral Elections.
(a)Permitted Cancellations. Notwithstanding any other provision of the Plan to the contrary, if the Company determines that an Active Participant’s deferral election(s) must be cancelled in order for the individual to receive a hardship distribution under the Company’s or any affiliate’s 401(k) plan or as needed for the Active Participant to receive an unforeseeable emergency distribution hereunder, then the Active Participant’s deferral election(s) shall be cancelled to the extent permitted under Code Section 409A.

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(b)Effect of Cancellation. An Active Participant whose deferral election(s) are cancelled pursuant to this Section 4.2 may make a new deferral election under Section 4.1 if such individual continues to be an Eligible Employee or Non-Employee Director for the next Annual Enrollment Period.
4.3Matching Contributions. The Company shall allocate to the Account of each Active Participant who has made a deferral election hereunder and who is an Eligible Employee a matching contribution determined by applying the same matching contribution formula that is in effect for such Participant under the 401(k) plan of the Company or Affiliate in which the Participant is eligible to participate to the deferrals made by the Participant hereunder. Company matching contributions shall be credited to the Participant’s Account on, or as soon as practicable after, the Allocation Date. Notwithstanding the foregoing, a Participant who is (a) eligible to receive a Company contribution under Section 5.1 for a Plan Year, or (b) who is a Non-Employee Director, shall not be eligible to receive any matching contributions hereunder for such Plan Year.
Section 5 - Company Contributions
5.1Fixed Company Contributions. Only those Eligible Employees who have been designated, pursuant to Section 2.13(b), as being eligible to receive a Company contribution under this Section 5.1 shall be considered an Active Participant for purposes of this Section 5.1. As soon as practicable after an Allocation Date, the Account of each individual who was an Active Participant for purposes of this Section 5.1 at any time during the Plan Year shall be credited with an amount determined under (a) or (b) below, as applicable:
(a)For Participants who were first designated as eligible for any Plan Year prior to 2020, the amount determined pursuant to the following:

Participant’s Year(s) of Participation Service*	Percentage of Eligible Compensation for the Plan Year
Up to 5	7%
6-10	10%
11+	12%
* Determined as of the Allocation Date.

(b)For Participants who are first designated as eligible for the 2020 Plan Year or any subsequent Plan Year, the amount determined pursuant to the following:

Participant’s Year(s) of Participation Service*	Percentage of Eligible Compensation for the Plan Year
Up to 5	4%
6-10	6%
11+	9%
* Determined as of the Allocation Date.

5.2Discretionary Company Contributions. Only those Eligible Employees who have been designated, pursuant to Section 2.13(b), as being eligible to receive a Company contribution under this Section 5.2 shall be considered an Active Participant for purposes of this Section 5.2. The Company may, from time to time, allocate to the Account of any Active Participant such amount, if any, as is determined by the Committee (with respect to officers) or the Company

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(with respect to all other Eligible Employees) in its sole discretion with respect to such individual, subject to such conditions as the Committee or Company, as applicable, may determine. The discretionary contribution amount may vary from Plan Year to Plan Year and from Participant to Participant. Discretionary contributions shall be allocated to a Participant’s Account as of the Allocation Date. Notwithstanding the foregoing, a Participant who is eligible to receive a Company contribution under Section 5.1 for a Plan Year shall not be eligible to receive any discretionary company contributions hereunder for such Plan Year.
Section 6 - Participant Accounts
6.1Maintenance of Accounts
The Company shall establish a separate bookkeeping Account for each Participant and shall credit (or debit) to each such Participant’s Account the following amounts at the times specified:
(a)The deferrals and, if applicable, Company contributions determined pursuant to Sections 4 and 5 above for any Plan Year.
(b)As of each Valuation Date, an amount equal to the gains or losses since the last preceding Valuation Date, based on the investment option(s) in which the Account is deemed invested.
(c)The amount distributed from the Participant’s Account, as of the date of such distribution.
6.2Investment Options
(a)Investment Options. From time to time, the Committee shall designate one or more investment options that shall be available under the Plan for purposes of calculating earnings (or losses) on Participants’ Accounts. In no event shall Company stock be an investment option. The Committee shall also designate a default investment option in which a Participant’s Account shall be deemed invested if a Participant does not make an investment election under subsection (b).
(b)Elections. A Participant shall be permitted to elect to have his or her Account deemed invested in one or more of the investment options made available under the Plan. A Participant may change his or her investment option election with respect to either the investment of future amounts credited to the Participant’s Account and/or the investment of all or a designated portion of the current balance of the Participant’s Account. All such elections must be made in accordance with the procedures established by the Company. Any investment election made pursuant to this subsection shall be effective as soon as administratively possible after the date that the Participant files the investment option election.
(c)Adjustment for Earnings or Losses. A Participant’s Account shall be credited with earnings (or debited for losses) based on the investment options selected by the Participant, or, if no investment election has been made, based on the default investment option designated by the Committee.
6.3No Trust Created
Participants’ Accounts shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Participants under the Plan. Participant Accounts shall not constitute or be treated as a trust fund of any kind. Title to and beneficial ownership of

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any assets which the Company may earmark to pay deferred compensation hereunder shall at all times remain in the Company, and Participants shall have no interest in any specific assets of the Company by virtue of this Plan. Notwithstanding the foregoing, the Company reserves the right to finance its obligation hereunder in any manner.
Section 7 - Vesting
7.1Vesting – General
(a)Except as provided in subsection (b), a Participant shall be one hundred percent (100%) vested in his or her Account.
(b)With respect to the Participant’s sub-account to which amounts under Section 5.1 are allocated, a Participant shall become one hundred percent (100%) vested in the Participant’s Account on the date the Participant has completed at least three (3) Years of Vesting Service. The Committee may, in its discretion, approve more favorable vesting with respect to a Participant’s Account, including accelerated vesting upon a Participant’s Termination. A Participant’s Account shall become one hundred percent (100%) vested if the Participant dies while employed by the Company and its Affiliates. In the event of a Participant’s termination of employment from the Company and its Affiliates prior to becoming vested, the Participant’s Account shall be forfeited.
7.2Termination for Cause
Notwithstanding the provisions of Section 7.1, upon a Participant’s Termination for Cause, the Participant’s sub-account to which amounts under Section 5.1 are allocated shall be forfeited, and no benefit shall be payable to the Participant under the Plan.
Section 8 - Payment of Benefits
8.1Default Form, Timing and Medium of Payment
Except as otherwise may be provided in this Section or in Section 8.2, 8.3 or 8.4, the Participant’s Account (or any particular sub-account) shall be distributed or commenced to be distributed on the first day of the seventh (7th) month following the month in which the Participant’s Separation from Service occurs in a single sum distribution, or if so elected by the Participant, in installments. If the Participant’s Separation from Service is due to death, the Participant’s Account shall be distributed in a single sum distribution (notwithstanding any installment election previously made) to the Participant’s Beneficiary as soon as practicable following the Participant’s death, but in no event later than ninety (90) days after the date of the Participant’s death.
All distributions made pursuant to this Plan shall be made in cash. All distributions hereunder shall be the amount determined as of a Valuation Date that is within two weeks preceding the date of distribution.
8.2Installment Elections
(a)Timing of Elections. A Participant may elect, prior to the first day of a Plan Year, that the sub-account(s) established for the following Plan Year be paid in annual installments for a maximum of ten (10) years following the Participant’s Separation from Service instead of in a single sum cash distribution.

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Notwithstanding the foregoing, with respect to the first contribution to which a Participant becomes entitled under Section 5.1, the Participant may elect, within the first thirty (30) days of participation with respect to such contribution, to have the sub-account established under Section 5.1 for the first year of participation paid in annual installments for a maximum of ten (10) years instead of a single cash distribution. With respect to each sub-account established for each subsequent year, the installment election shall be made in accordance with the first paragraph of this subsection (a).
All elections must be made in accordance with the procedures (including any deadlines) established by the Company. A Participant’s election to have the Participant’s sub-account(s) paid in installments shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year, unless the election form specifies otherwise.
(b)Manner of Payment. If a Participant’s Account is to be distributed in installments, the initial installment shall be paid in accordance with Section 8.1, the second installment shall be made in January of the calendar year following the date of payment of the initial installment, and each subsequent installment thereafter (if any) shall be made in each January thereafter until all installment payments have been paid to the Participant. For the avoidance of doubt, the amount of each installment payment shall equal the quotient of (i) the remaining Account balance to be distributed, divided by (ii) the number of installment payments remaining in the applicable period of annual installments.
Notwithstanding the foregoing, if the balance of a Participant’s Account (excluding any SAP Accounts under Appendix A) is $25,000 or less as of the date any installment payment is due, then the entire remaining balance of the Participant’s Account shall be accelerated and paid in a single cash distribution.
(c)Irrevocability. All elections made hereunder shall be irrevocable except as provided by Section 8.4.
(d)Payment to Beneficiaries. If a Participant elected to have the Participant’s Account be paid in the form of annual installments and the Participant dies prior to receiving all such annual installments, the Beneficiary of the deceased Participant shall receive such remaining payments as a lump-sum.
8.3In-Service Distribution Elections.
(a)Timing of Election. A Participant may elect, prior to the first day of a Plan Year, that the sub-account(s) established for the following Plan Year be paid at one or more specified dates (as permitted by the Company) prior to the Participant’s Separation from Service. If the Participant Separates from Service prior to the date so specified, then the Participant’s Account will be paid upon such Separation from Service in accordance with Section 8.1, and if applicable, Section 8.2. All elections must be made in accordance with the procedures (including any deadlines) established by the Company. A Participant’s election to have the Participant’s sub-account(s) paid at one or more specified dates shall be effective only for the calendar year to which the election relates, and shall not carry over from year to year, unless the election form specifies otherwise.
(b)Irrevocability. All elections made hereunder shall be irrevocable except as provided by Section 8.4.

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8.4Subsequent Changes in Time or Form of Payment.
An Active Participant may elect to delay the payment of one or more of his or her sub-accounts or to change the form of distribution of one or more of his or her sub-accounts, in accordance with such procedures as the Company may establish, provided that the following conditions are met:
(a)Any election under this Section 8.4 shall not take effect until a date that is at least twelve (12) months after the date on which the election is made;
(b)The election must result in the distribution of the sub-account being deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid;
(c)Any election under this Section 8.4 shall be made on a date that is not less than twelve (12) months prior to the date the payment is originally scheduled to be made; and
(d)Only one election per sub-account shall be permitted.
8.5Unforeseeable Emergency Distribution
        The Participant shall have no right to receive amounts credited to his or her Account other than as provided in this Section 8. However, the Committee may allow a partial or total distribution of the Participant’s interest in his Account, after the Account has become vested and prior to the time it otherwise would be payable, upon the Participant’s request and a demonstration by the Participant of a severe financial hardship as the result of an Unforeseeable Emergency. The amount of any such distribution shall be limited to the amount reasonably deemed necessary to the Committee to alleviate the Participant’s Unforeseeable Emergency and an amount to cover any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution. Such distribution shall be made in a single sum as soon as administratively possible following the Committee’s approval.
Section 9 - Administration
9.1General
The Plan shall be administered by the Committee. The Committee may assign duties to an officer or other employees of the Company and delegate such duties as it sees fit.
9.2Authority
The Committee shall have full and complete discretionary authority to determine eligibility for benefits under the Plan, manage and administer the Plan, construe the terms of the Plan and decide any matter presented through the claims procedure. In addition to any powers, rights, and duties set forth elsewhere in the Plan, it shall have the following discretionary powers and duties to:
(a)adopt such rules and regulations consistent with the provisions of the Plan as it deems necessary for the proper and efficient administration of the Plan;
(b)administer the Plan in accordance with its terms and any rules and regulations it establishes;

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(c)maintain records concerning the Plan sufficient to prepare reports, returns, and other information required by the Plan or by law;
(d)construe and interpret the Plan, and to resolve all questions arising under the Plan;
(e)direct the Company to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan;
(f)employ or retain agents, attorneys, actuaries, accountants or other persons who may also be employed by or represent the Company; and
(g)be responsible for the preparation, filing, and disclosure on behalf of the Plan of such documents and reports as are required by any applicable federal or state law.
Any final determination by the Committee shall be binding on all parties. If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence considered by the Committee at the time of such determination.
9.3Information to be Furnished to Committee
The records of the Company shall be determinative of each Participant’s period of employment, Separation from Service and the reason therefor, disability, leave of absence, Years of Vesting Service, Years of Participation Service, personal data, and Eligible Compensation. Participants and their Beneficiaries shall furnish to the Committee such evidence, data or information, and execute such documents as the Committee requests.
9.4Governing Law
This Plan shall be construed in accordance with the laws of the State of Wisconsin, without reference to conflict of law principles thereof, to the extent not preempted by the provisions of the Employee Retirement Income Security Act of 1974, as amended from time to time, or other federal law.
9.5Expenses
All expenses and costs incurred in connection with the administration and operation of the Plan shall be borne by the Company.
9.6Minor or Incompetent Payees
If a person to whom a benefit is payable is a minor or is otherwise incompetent by reason of a physical or mental disability, the Committee may cause the payments due to such person to be made to another person for the first person’s benefit without any responsibility to see to the application of such payment. Such payments shall operate as a complete discharge of the obligations to such person under the Plan.
9.7Withholding
To the extent required by law, the Company shall withhold any taxes required to be withheld by the federal or any state or local government from payments made hereunder or from other amounts due to the Participant by the Company or any Affiliate. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act

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(FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Company may authorize a payment from the Participant’s Account equal to the amount needed to pay the Participant’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes).
9.8Indemnification
The Company shall indemnify and hold harmless each member of the Committee and each other employee or director involved in the administration of the Plan with respect to any and all liabilities and expenses arising out of the administration of the Plan, except liabilities and expenses arising out of such person’s own gross negligence or willful misconduct.
9.9Designation of Beneficiary
The Participant may designate a Beneficiary to receive the balance of the Participant’s Account if the Participant dies before such amounts are paid. Each Participant shall be permitted to name, change or revoke the Participant’s designation of a Beneficiary shall be made according to the procedures established by the Company, which may include making an election by electronic means; provided, however, that the designation on file with the Company at the time of the Participant’s death shall be controlling. Should a Participant fail to make a valid beneficiary designation or leave no named Beneficiary surviving, any benefits due shall be paid to such Participant’s spouse, if living, or if not living, then any benefits due shall be paid to such Participant’s estate.
9.10Unclaimed Benefits
If the Committee cannot locate a Participant or the Beneficiary of a deceased Participant to whom payment of benefits under this Plan shall be required, following a diligent effort by the Committee to locate the Participant or Beneficiary, such benefit shall be forfeited.
Section 10 - Status of Plan and Trust Agreement
10.1Unfunded Status of the Plan
The right of any individual to receive payment under the provisions of this Plan shall be an unsecured claim against the general assets of the Company, and no provisions contained in this Plan, nor any action taken pursuant to this Plan, shall be construed to give any individual at any time a security interest in any asset of the Company. The liabilities of the Company to any individual pursuant to this Plan shall be those of a debtor pursuant to such contractual obligations as are created by this Plan and to the extent any person acquires a right to receive payment from the Company under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company. Amounts, if any, which may be set aside by the Company for accounting purposes shall not in any way be held in trust for, or be subject to the claims of, any individual who may be entitled to a benefit hereunder.
10.2Existence and Purposes of Trust Agreement
The Company may enter into a trust agreement with a trustee to hold a trust fund that may become the source of Plan benefits as provided in such agreement. In such event, the trustee would have such powers to hold, invest, reinvest, control, and disburse such trust fund as shall, at such time and from time to time, be set forth in the trust agreement or this Plan. The trust agreement, if any, shall be deemed to be a part of this Plan, and all rights of Participants and Beneficiaries under this Plan shall be subject to the provisions of the trust agreement, if and as

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applicable. No Participant or Beneficiary, nor any other person, shall have any right to, or interest in, any assets of the trust fund maintained under the trust agreement upon termination of such Participant’s employment or otherwise, except as may be specifically provided from time to time in this Plan, the trust agreement, or both, and then only to the extent so specifically provided.
Section 11 - Claims Procedure
11.1Claims
If the Participant or the Participant’s Beneficiary (hereinafter referred to as “claimant”) believes he or she is being denied any benefit to which he or she is entitled under this Plan for any reason, he or she may file a written claim with the Company no later than 90 days following the date the payment that is in dispute should have been made. The Company shall review the claim and notify the claimant of its decision within 90 days of receipt of such claim, unless the claimant receives written notice prior to the end of the 90-day period stating that special circumstances require an extension of the time for decision. The Company’s decision shall be in writing, sent by first class mail to the claimant’s last known address, and if a denial of the claim, shall contain the specific reasons for the denial, reference to pertinent provisions of the Plan on which the denial is based, a description of any additional information or material necessary to perfect the claim, and an explanation of the claims review procedure including the claimant’s right to bring a suit for benefits under ERISA Section 502 if the claimant’s appeal is denied.
11.2Review Procedure
A claimant is entitled to request the Committee’s review of any denial of a claim, by written request to the Committee within 60 days of receipt of the denial. Absent a request for review within the 60-day period, the claim will be deemed to be conclusively denied. The Committee shall afford the claimant or his authorized representative the opportunity to review all pertinent documents and submit issues and comments in writing and shall render a decision in writing, all within 60 days after receipt of a request for review (provided that in special circumstances the Committee may extend the time for decision by not more than 60 days upon written notice to the claimant). The Committee’s review decision shall contain specific reasons for the decision and reference to the pertinent provisions of the Plan, and notification to the claimant of his or her right to bring suit for benefits under ERISA Section 502.
11.3Suit for Benefits
A claimant’s suit for benefits under ERISA Section 502 must be brought within 365 days following the date of the denial of the Claimant’s appeal by the Committee, of if the Committee does not issue a timely denial, within 365 days following the date the Committee’s appeal denial should have been issued in accordance with the terms of the Plan.
Section 12 - Amendment and Termination
12.1Right to Amend or Modify
The Plan may be amended or modified in whole or in part by the Committee or the Board at any time; provided, however, that no amendment or modification shall retroactively decrease a Participant’s Account determined as of the date of such amendment or modification.
12.2Right to Terminate

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The Committee or the Board reserves the right to terminate the Plan at any time. Termination of the Plan shall not decrease a Participant’s vested Account determined as of the termination date. Upon termination of the Plan, the Committee or Board may provide that the Participants’ vested Account be paid in a single lump sum to the extent permitted by and in accordance with Code Section 409A.
Section 13 - Miscellaneous
13.1No Rights to Continued Service
Nothing herein shall constitute a contract of employment or of continuing service or in any manner obligate the Company to continue the services of the Participant or obligate the Participant to continue in the service of the Company, or as a limitation of the right of the Company or any Affiliate to discharge any of its employees, with or without cause. Nothing herein shall be construed as fixing or regulating the compensation or other remuneration payable to the Participant.
13.2Offset
If, at the time payments or installments of payments are to be made hereunder, the Participant or the Beneficiary or both are indebted or obligated to the Company, then the payments remaining to be made to the Participant or the Beneficiary or both may, at the discretion of the Company, be reduced by the amount of such indebtedness or obligation, provided, however, that an election by the Company not to reduce any such payment or payments shall not constitute a waiver of its claim for such indebtedness or obligation.
13.3Protective Provisions
In order to facilitate the payment of benefits hereunder, each Participant or Beneficiary shall cooperate with the Company by furnishing any and all information requested by the Company, and taking such other actions as may be requested by the Company. If the Participant or Beneficiary refuses to cooperate, the Plan and the Company shall have no further obligation to him or her under the Plan. In such event, no benefit shall be payable to the Participant or his Beneficiary.
13.4Non-assignability
Neither the Participant nor any other person shall have any voluntary or involuntary right to commute, sell, assign, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are expressly declared to be unassignable and non-transferrable. No part of the amounts payable shall be, prior to actual payment, subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other person, or be transferrable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.
13.5Notice
Any notice required or permitted to be given under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail to the last known address of the Participant if to the Participant, or, if given to the Company, to the principal office of the Company, directed to the attention of the Committee. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

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13.6Unclaimed Benefits
If the Committee cannot locate a Participant or the Beneficiary of a deceased Participant to whom payment of benefits under this Plan shall be required, following a diligent effort by the Committee to locate the Participant or Beneficiary, such benefit shall be forfeited.
IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this amended Plan document on its behalf this 3rd day of November, 2023, to be effective as of January 1, 2024.
                        REGAL REXNORD CORPORATION

                        By:

                        Title:

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APPENDIX FOR TRANSFERRED
ALTRA SAVINGS ADVANTAGE PLAN
ACCOUNT BALANCES

Effective January 1, 2024, the account balances maintained under the Altra Savings Advantage Plan (the “SAP”) became subject to the terms and conditions of this Plan. Except as set forth below, all terms and conditions of the Plan apply to such transferred account balances, which are referred to in this Appendix as the “SAP Accounts”. For clarity, each reference herein to a “SAP Account” includes any sub-accounts maintained under such SAP Account.

Accounts in Pay Status. If a Participant’s SAP Account is in pay status as of January 1, 2024, or if the distribution event for such SAP Account has occurred prior to January 1, 2024, then such SAP Account shall be paid in accordance with the Participant’s distribution election (or if applicable, the default payment rules of the SAP as in effect on December 31, 2023) from and after January 1, 2024.

Timing of Payment - General. A Participant’s SAP Account shall be paid at the following time, as previously elected by the Participant under the SAP: (a) on or about the first day of any month elected by the Participant; (b) with respect to a Participant who elects a single sum payment, within sixty (60) days following the termination of his or her employment or, with respect to distributions in any form other than a single sum, the first day of the month that is at least sixty (60) days following the termination of his or her employment; or (c) the earlier of (a) or (b); provided that any payment due upon a Participant’s Separation from Service shall be delayed for six (6) months to the extent required to comply with Code Section 409A. In the event that a Participant failed to make an election, the balance of his or her SAP Account shall be distributed in a lump sum within sixty (60) days after the Participant’s termination of employment, subject to any delays required to comply with Code Section 409A.

Death. Notwithstanding the foregoing, (a) in the event of a Participant’s death before the distribution of his or her SAP Account has commenced, his or her Beneficiary shall receive the value of his or her entire SAP Account balance in cash in a lump sum within sixty (60) days following the date of the Participant’s death; and (b) in the event of a Participant’s death after he or she has commenced receiving installment payments of his or her SAP Account, the Participant’s Beneficiary shall receive a lump sum cash distribution of the remaining value of the Participant’s SAP Account as soon as administratively practicable following the Participant’s death, provided, however, that if the Participant so elected prior to his or her death, the Participant’s Beneficiary shall continue to receive installment payments relating to such Account on the same schedule as the Participant was receiving.

Disability. Notwithstanding the foregoing, in the event that a Participant incurs a Disability (as defined below) before the distribution of his or her SAP Account has commenced, the Company shall commence paying benefits relating to such Account to the Participant as soon as administratively feasible after the Participant becomes disabled, provided, however, that if the Participant so elects at least twelve (12) months prior to the date of his or her Disability, he or she may commence receiving his or her SAP Account as of the later of the first day of the month following his or her 65th birthday or the first day of the month following the day on which his or her long-term disability payments under the Company’s long-term disability plan cease. Distributions under this section may be made in any form permissible as described below, as elected by the Participant at least twelve (12) months prior to the date of his or her Disability or as previously elected by the Participant upon becoming eligible to participate in the SAP. For purposes hereof, “Disability” means that a Participant is: (a) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) by reason of any medically determinable physical or mental impairment

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which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or (c) determined to be totally disabled by the Social Security Administration.

Form of Payment. Except as set forth above, payment of a Participant’s SAP Account shall be made in one of the following forms, as previously elected by the Participant:

(a)Installments. Annual payments of a fixed amount that shall amortize the amount relating to the SAP Account as of the payment commencement date over a period not to exceed twenty (20) years.
(b)Single Sum Distribution. A single sum payment to the Participant or Beneficiary, as applicable.
Change in Time and Form of Payment. The provisions of Section 8.4 of the Plan govern changes elected by the Participant to the time and form of payment of the Participant’s SAP Account.
Small Benefit. In the event the value of a Participant’s SAP Account is $5,000 or less at the time of such Participant’s Separation from Service, or the value of the balance of the Participant’s SAP Account payable to any Beneficiary is $5,000 or less at the time of the Participant’s death, the Company shall pay the benefit in the form of a lump sum, notwithstanding any provision of this Appendix, the Plan or a Participant’s election to the contrary.

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